EXHIBIT 99

SUPERIOR BANCORP ANNOUNCES TAMPA BAY BRANCH EXPANSION

FOR IMMEDIATE RELEASE

TAMPA BAY, FL - July 25, 2007 - Superior Bancorp (NASDAQ: SUPR), today announced that Superior Bank will be expanding into Citrus and Marion Counties with four new offices in the Tampa Bay area. The four new offices will be in Homosassa, Inverness, Dunnellon and Beverly Hills. These existing facilities, purchased from a large regional bank, are expected to open as Superior Bank and begin serving customers in the fourth quarter 2007. Upon completion of the merger with People’s Community Bancshares, Inc. planned for late July 2007 and the Tampa Bay branch expansion, Superior Bank will have 67 banking offices with 29 in Florida and 38 in Alabama. Additionally, upon completion of the previously announced nine new branches planned to open in late 2007 and early 2008, Superior will have 32 offices in Florida and 44 in Alabama supporting a $3 billion bank.

“Central Florida is our largest populated market and has higher projected growth than any of our other current banking markets," said Marvin Scott, President. "We believe that these four additional locations are a logical extension of our existing franchise into the strong growth corridor between Tampa and Ocala. We are delighted to have the opportunity to bring ‘superior banking’ to these communities."

About Superior Bancorp

Superior Bancorp is a $2.4 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a southeastern community bank with 60 branches - 38 locations throughout the state of Alabama and 22 locations in Florida.

Superior Bank also has loan production offices in Montgomery, Alabama and Tallahassee, Marianna and Panama City, Florida, and operates 19 consumer finance offices in Northeast Alabama as First Community Credit and Superior Financial Services.

Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Superior Bancorp cautions that such "forward-looking statements," wherever they occur in this document or in other statements attributable to Superior Bancorp are necessarily estimates reflecting the judgment of Superior Bancorp's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward- looking statements." Such "forward-looking statements" should, therefore, be considered in light of various important factors set forth from time to time in Superior Bancorp's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward-looking statements," some of those factors include: general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by Superior Bancorp; changes in the loan portfolio and the deposit base of Superior Bancorp; and the effects of natural disasters such as hurricanes.

Superior Bancorp disclaims any intent or obligation to update "forward- looking statements."

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet,
http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

Superior Bancorp Contact: Tom Jung, Executive Vice President, (205) 327-3547